Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Nos. 333-63100, 333-63120, 333-72814, 333-102047, 333-132764, 333-160384, and 333-165235 on Form S-8 and Nos, 333-63142, 333-72914, and 333-156442 on Form S-3 of our reports dated November 23, 2010, relating to the consolidated financial statements and financial statement schedule of Rockwell Collins, Inc. and subsidiaries (“the Company”)  and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended October 1, 2010.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

November 23, 2010